White Mountain Announces Resignations of Executive Officers and Alleged
Default of Loan Agreement

SANTIAGO, Chile, February 6, 2017 - White Mountain Titanium Corporation ("White Mountain" or the "Company"), by the disinterested members of its Board of Directors, reports that in order to further cut overhead costs, the Company is filing a Form 15 with the Securities and Exchange Commission to terminate its reporting obligations with the Commission under the Exchange Act. As a result, management anticipates that the quotation for the Company’s common stock will be removed from the OTCQB platform but will remain on the OTC Pink platform. Management intends to continue to provide information on the OTC Markets website on a periodic basis.

Management Changes:

There have been several recent changes of management within the Company. Andrew G. Sloop has resigned from all of his offices with the Company (i.e., Interim CEO, director, and non-executive Chairman). In addition, Bobby Cooper resigned as a Director, and Eric Gan, the Company’s Chief Financial Officer, has also resigned from his office effective immediately following the filing of the Form 15 with the Commission. Further, pursuant to its voting rights as the holder of the Company’s Series A Preferred Stock, NEXO WMTM Holdings, LLC, also the Company’s only major creditor (the “Lender”), has appointed Joshua T. Tandy as its receiver-appointee to serve as a director and non-executive Chairman of the Company during the workout period discussed below.

Workout with the Lender and Developer:

On December 30, 2016, as the Company’s $2,000,000 note holder, the Lender and NEXO Water Ventures, LLC, the holder of the development rights to the desalination plant (the “Developer”) for the Cerro Blanco mining project (the “Mining Project”) delivered to the Company a notice of default (the “Default Notice”) under the terms of the Company’s Loan Agreement dated March 16, 2016, as amended, with the Lender. Following the inability of the Company and the Lender to reach a mutually agreeable workout solution and upon the expiration of the timeline within the Default Notice, on February 3, 2017, the Lender triggered an increase in the interest rate to 25% and accelerated the immediate repayment of the $2,000,000 loan pursuant to the terms of the Loan Agreement. The parties are now in the final stages of good faith negotiations to reach a binding workout solution whereby the Developer obtains all of the Material Permits, easements, and other necessary Appurtenant rights to independently develop the desalination plant pursuant to the Loan Agreement and in exchange for the elimination of the $2,000,000 debt and the Mining Project’s ability to obtain water from the Developer. The disinterested members of the Board of Directors continue to review the Company’s options in regard to the Default Notice, future funding, and further operations of the Company, including seeking interim funds.

Forward-Looking Statements

This news release may contain forward-looking statements including but not limited to comments regarding the future operations of the Company. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Contact:

White Mountain Titanium Corporation

Augusto Leguia 100, Oficina 1401, Las Condes, Santiago, Chile

SOURCE White Mountain Titanium Corporation